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                                                                      EXHIBIT 9C

                               SERVICES AGREEMENT


THIS AGREEMENT, dated as of this 14th day of December, 1998 (the "Effective Date") between ING FUND SERVICES CO., LLC (the "Company"), a Delaware limited liability company having its principal place of business at 18 Campus Blvd., NewTown Square, Pennsylvania 19073 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH

         WHEREAS, the Company manages the operations of the ING Funds Trust (the "Fund"); and

         WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets (a "Portfolio"); and

         WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Schedule A, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14; and

         WHEREAS, the Company is authorized by the Fund to engage service providers for the performance of certain services for the Fund and the Portfolios; and

         WHEREAS, the Company desires to appoint Investor Services Group as the Fund's fund accounting agent, and Investor Services Group desires to accept such appointment.

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Company and Investor Services Group agree as follows:

Article  1        Definitions.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                           (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                           (b) "Authorized Person" shall be deemed to include
         (i) any authorized officer of the Company; or (ii) any person, whether or not such person is an officer or employee of the Company, duly authorized to give Oral Instructions or Written Instructions on


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         behalf of the Company as indicated in writing to Investor Services
         Group from time to time.

                           (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

                           (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

                           (e) "Commencement Date" shall mean the date on which Investor Services Group commences providing services to the Company pursuant to this Agreement.

                           (f) "Commission" shall mean the Securities and Exchange Commission.

                           (g) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                           (h) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                           (i) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                           (j) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

                           (k) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets;

                           (l) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                           (m) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

                           (n) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

                           (o) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include


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         manually executed originals and electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2        Appointment of Investor Services Group.

         The Company, on behalf of the Portfolios, hereby appoints and constitutes Investor Services Group as its fund accounting agent for the Fund and Investor Services Group hereby accepts such appointments and agrees to perform the duties hereinafter set forth. This Agreement shall be effective as of the Effective Date.

Article  3        Duties of Investor Services Group.

         3.1      Investor Services Group shall be responsible for:

                   (a) Investor Services Group shall be responsible for the following: performing the customary services of a fund accounting agent for the Fund, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and subject to the supervision and direction of the Board of Directors of the Fund.

                   (b) Notwithstanding any of the foregoing provisions of this Agreement, Investor Services Group shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or
         (iv) the legality of any recapitalization or readjustment of the Shares.

3.2 In performing its duties under this Agreement, Investor Services Group: (a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

         3.3 Investor Services Group agrees to provide the services described herein in accordance with the Performance Standards annexed hereto as Exhibit 1 of Schedule A and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement of the parties.


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         3.4 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Company and Investor Services Group.

Article  4        Recordkeeping and Other Information.

         4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Company and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Company on and in accordance with the Company's request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, Investor Services Group will endeavor to notify the Company of such request and secure Written Instructions as to the handling of such request. Investor Services Group reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article  5        Company Instructions.

         5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Company. Investor Services Group will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Company and the proper countersignature of Investor Services Group.

         5.2 At any time, Investor Services Group may request Written Instructions from the Company and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by the Company within a reasonable period of time.

         5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Company only if said representative is an Authorized Person. The Company agrees that


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all Oral Instructions shall be followed within one business day by confirming
Written Instructions, and that the Company's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article  6        Compensation.

         6.1 The Company on behalf of each of the Portfolios will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

         6.2 In the event that Investor Services Group has failed to meet a specific Performance Standard, as set forth on Exhibit 1 of Schedule A, in two of any rolling three month period, the Company may reduce the amount of fees due to Investor Services Group under this Agreement for such service, excluding out-of-pocket expenses, by an amount equal to five percent (5%) of the fees for such service for the third month. For purposes of the foregoing fee reduction, Investor Services Group's obligation to meet the Performance Standards shall be measured in the aggregate with respect to all Portfolios. Notwithstanding the foregoing, the Company's rights under this Section 6.2 shall not become effective until ninety (90) days following the Commencement Date.

         6.3 In addition to those fees set forth in Section 6.1 above, the Company on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder and previously approved by the Company.

         6.4 The Company on behalf of each of the Portfolios agrees to pay all fees and out-of-pocket expenses to Investor Services Group by Federal Funds Wire within thirty (30) business days following the receipt of the respective invoice. In addition, with respect to all fees under this Agreement, Investor Services Group may charge a service fee equal to the lesser of (i) one and one half percent (1 1/2%) per month or (ii) the highest interest rate legally permitted on any past due invoiced amounts.

         6.5 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, a revised Fee Schedule executed and dated by the parties hereto.

         6.6 The Company acknowledges that the fees that Investor Services Group charges the Company under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies in Article 12. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Company agrees to the stated allocation of risk.


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         6.7 Investor Services Group will from time to time employ or associate with itself such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Investor Services Group and the Company. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Company in such respect.

         6.8 Investor Services Group shall not be required to pay any of the following expenses incurred by the Company: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 6.8 which may be properly payable by the Company or the Fund.

Article  7        Documents.

         In connection with the appointment of Investor Services Group, the Company shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for Investor Services Group to prepare to perform its duties hereunder, deliver or caused to be delivered to Investor Services Group the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule E.

Article  8        Investor Services Group System.

         8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Company herein (the "Investor Services Group System").

         8.2 Investor Services Group hereby grants to the Company a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         8.3 In the event that the Company, including any affiliate or agent of the Company or any third party acting on behalf of the Company is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means


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of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry or any other transmission method approved by Investor Services Group and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

Article  9        Representations and Warranties.

         9.1 Investor Services Group represents and warrants to the Company that:

                  (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) all equipment and software provided or used by Investor Services Group or any of its subsidiaries or divisions in connection with rendering services to the Company under the terms of this Agreement, include or shall include design and performance capabilities so that prior to, during, and after December 31, 1999 (the "Millennium Date Change") they will not malfunction, produce invalid or incorrect results, cause an interruption in or diminish the quality of the services provided to the Company, or abnormally cease to function due to the Millennium Date Change. Such design and performance capabilities shall include without limitation the ability to recognize and process the year 2000 and thereafter and to manage and manipulate data involving dates, including without limitation, (i) single century and multi-century formulas and date values without resulting in the generation of incorrect values involving such dates or causing an abnormal ending, (ii) date data interfaces with functionalities and data fields that indicate the century, and (iii) date-related functions that indicate the century; and

                  (e) all equipment and software provided by Investor Services Group in connection with the services rendered to the Company under the terms of this Agreement, as amended include or shall include design and performance capabilities so that prior to, during, and after the calendar year 2000, they will not malfunction, produce invalid or incorrect results, or abnormally cease to function due solely to the year 2000 date change. Such design and performance capabilities shall include without limitation the ability to recognize the century and to manage and manipulate data involving dates, including single century and multi-century formulas and date values, without resulting in the generation of incorrect values involving such dates or causing an abnormal ending; date data interfaces with functionality's and data fields that indicate the century; and date-related functions that indicate the century.


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                  (f) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         9.2 The Company represents and warrants to Investor Services Group that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

                  (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale;

                  (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable; and

                  (f) as of the date hereof, each Portfolio is duly registered and lawfully eligible for sale in each jurisdiction indicated for such Portfolio on the list furnished to Investor Services Group pursuant to
         Article 7 of this Agreement and that it will notify Investor Services Group immediately of any changes to the aforementioned list.

Article 10        Indemnification.

         10.1 Investor Services Group shall not be responsible for and the Company on behalf of each Portfolio shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) any actions of Investor Services Group required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder;

                  (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services


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         Group from the Company, or any authorized third party acting on behalf of the Company, including but not limited to the prior transfer agent for the Fund, in the performance of Investor Services Group's duties and obligations hereunder;

                  (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Company on behalf of the applicable Portfolio;

                  (d) the offer or sales of shares by the principal underwriter of the Fund or any broker-dealer or service organization in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

                  (e) the Company's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Company's negligence or misconduct or the breach of any representation or warranty of the Company made herein.

         10.2 The Company agrees and acknowledges that Investor Services Group has not prior to the date hereof assumed, and will not assume, any obligations or liabilities arising out of the conduct by the Company prior to the date hereof of those duties which Investor Services Group has agreed to perform pursuant to this Agreement. The Company further agrees to indemnify Investor Services Group against any losses, claims, damages or liabilities to which Investor Services Group may become subject in connection with the conduct by the Company or its agent of such duties prior to the date hereof.

         10.3 Investor Services Group shall indemnify and hold the Company harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Company or for which the Company may be held to be liable in connection with this Agreement (a "Claim"), provided that such Claim resulted from a negligent act or omission to act, bad faith, willful misfeasance or reckless disregard by Investor Services Group in the performance of its duties hereunder.

         10.4 In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnified Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other


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expenses in respect of such Claim. The Indemnified Party will not confess any
Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

                  (a) one year after the Indemnifying Party becomes aware of the event for which indemnification is claimed; or

                  (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

         10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be the Indemnified Party's sole and exclusive remedy for claims or other actions or proceedings to which the Indemnifying Party's indemnification obligations pursuant to this Article 10 may apply.

Article  11       Standard of Care.

         11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Company unless said errors are caused by Investor Services Group's own negligence, bad faith or willful misconduct or that of its employees.

         11.2 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12       Consequential Damages.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR LOST PROFITS, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

Article  13       Term and Termination.

         13.1 This Agreement shall be effective on the date first written above and shall continue for a period of two (2) years (the "Initial Term").

         13.2 Upon the expiration of the Initial Term, the parties agree to renegotiate in good faith the terms of this Agreement.


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         13.3 In the event a termination notice is given by the Company, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Company.

         13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         13.5 (a) In the event that Investor Services Group has failed to meet a specific performance standard category, as set forth in Exhibit 1 of Schedule A, with respect to the Fund in four consecutive months of any rolling twelve month period (a "Termination Event"), the Company may terminate this Agreement. The Company will provide Investor Services Group with sixty (60) days notice in writing if the Company intend to exercise its option under this Section 13.5; provided that such notice must be given to Investor Services Group no later than ninety (90) days following notification of the Termination Event. Notwithstanding the foregoing, the Company's rights under this Section 13.5, shall not become effective until ninety (90) days following the Commencement Date.

                  (b) For purposes of the Company's option to terminate this Agreement under Section 13.5(a) above, Investor Services Group's obligation to meet the Performance Standards shall be measured in the aggregate with respect to all of the Portfolios of the Fund.

         13.6 (a) Notwithstanding anything contained in this Agreement to the contrary and except as provided in Sections 13.4, 13.5, 13.6(b), and 13.7, should the Company desire to move any of the services provided by Investor Services Group hereunder, to a successor service provider prior to the expiration of the Initial Term, or should the Company or any of its affiliates take any action which would result in Investor Services Group ceasing to provide fund accounting services to the Company prior to the expiration of the Initial Term, the payment of fees to Investor Services Group as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with Investor Services Group until the expiration of the Initial Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to Investor Services Group.

         (b) Notwithstanding anything contained in this Agreement to the contrary, in the event that a merger, acquisition or change in control of the Company, the Fund or an affiliate (as


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defined under the 1940 Act) of the foregoing results, either directly or indirectly, in the termination of this Agreement, the Company shall pay to Investor Services Group within 30 days of the notice of termination the fee set forth in Schedule C (the "Merger/Termination Fee"). Such Merger/Termination Fee shall not be payable if Investor Services Group will provide or continues to provide fund accounting services to either the legal entity which holds the portfolio assets of the Fund determined as of the date of the constructive termination of this Agreement (the "Successor Fund") or the direct provider of such fund accounting services to the Successor Fund to a successor in interest of the Fund services substantially similar to those services provided to the Fund hereunder.

         13.7 This Agreement may be terminated by the Company without penalty
(a) in the event of its assignment by Investor Services Group to a third-party not affiliated with Investor Services Group as of the Effective Date or (b) in the event that the Company and Investor Services Group in good faith determine that Investor Services Group is no longer able to provide fund accounting services to the Fund in accordance with prevailing industry standards and for commercially reasonable fees; provided that 45 days prior written notice of termination must be given to Investor Services Group within 120 days following such event of termination.

Article  14       Additional Portfolios

         14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Company desires to have Investor Services Group render services as fund accounting agent under the terms hereof, the Company shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Exhibit 1 shall be amended to include such additional Portfolios.

Article  15       Confidentiality.

         15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Company and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Company and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Company and Investor Services Group may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Company and Investor Services Group may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Company or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         15.2     Proprietary Information means:

                  (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or Investor Services Group a competitive advantage over its competitors; and

                  (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

         15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

                  (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

                  (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

                  (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

                  (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

                  (f) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article  16       Force Majeure.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or
(v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17        Assignment and Subcontracting.

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group.

         Article 18        Equipment Failures.

         Notwithstanding any other provision in this Agreement, in the event of equipment failures or the occurrence of events beyond Investor Services Group's control which render its performance under this Agreement impossible, Investor Services Group shall at no additional expense to the Company take reasonable steps to minimize service interruptions. Investor Services Group represents that the various procedures and systems which Investor Services Group has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records, and other data of the Fund and Investor Services Group's records, data, equipment, facilities and other property used in performance of its obligations hereunder are reasonably adequate and are covered by a reasonably adequate disaster recovery plan, and it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder.

Article  19       Notice.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Company:

                  ING Fund Services Co., LLC
                  18 Campus Blvd., Suite 200
                  NewTown Square, Pennsylvania 19073
                  Attention:  President

                  To Investor Services Group:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention:  President

                  with a copy to Investor Services Group's General Counsel

Article 20        Governing Law/Venue.

         The laws of the State of Delaware, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and Investor Services Group and the Company hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21        Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22        Captions.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23        Publicity.

         Neither Investor Services Group nor the Company shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24        Relationship of Parties/Non-Solicitation.

         24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         24.2 During the term of this Agreement and for one (1) year afterward, the Company shall not recruit, solicit, employ or engage, for the Company or others, Investor Services Group's employees.

Article 25        Entire Agreement; Severability.

         25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                              ING FUND SERVICES CO. LLC

                              By: /s/Donald E. Brostrom

                              Title: CFO - ING Mutual Funds Management Co. LLC

                                     FIRST DATA INVESTOR SERVICES GROUP, INC.


                                     By: /s/ Jylanne Dunne

                                     Title: Senior Vice President

                                   SCHEDULE A

                               LIST OF PORTFOLIOS

                            ING Large Cap Growth Fund
                           ING Growth and Income Fund
                          ING Tax Efficient Equity Fund
                             ING Mid Cap Growth Fund
                            ING Small Cap Growth Fund
                           ING Global Brand Names Fund
                          ING International Equity Fund
                                ING Balanced Fund
                    ING Global International Technology Fund
                                 ING Focus Fund
                        ING Emerging Markets Equity Fund
                            ING European Equity Fund
                           ING Global Real Estate Fund
                           ING Intermediate Bond Fund
                            ING High Yield Bond Fund
                           ING International Bond Fund
                        ING Federal Tax-Exempt Bond Fund
                            ING Mortgage Income Fund
                              ING Money Market Fund
                        ING US Treasury Money Market Fund

                                   SCHEDULE B

                        DUTIES OF INVESTOR SERVICES GROUP


         FUND ACCOUNTING SERVICES

         Performing fund accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Fund as may be required by Section 31(a) of the 1940 Act) as follows:

-        Daily, Weekly, and Monthly Reporting

-        Portfolio and General Ledger Accounting

-        Daily Valuation of all Portfolio Securities

-        Daily Valuation and NAV Calculation

-        Comparison of NAV to market movement

- Review research of price tolerance/fluctuation report to market movements and events

-        Research of items appearing on the price exception report

- Weekly cost monitoring along with market-to-market valuations in accordance with Rule 2a-7

-        Security trade processing

-        Daily cash and position reconciliation with the custodian bank

- Daily updating of price and distribution rate information to the Transfer Agent/Insurance Agent

-        Daily support and report delivery to Portfolio Management

-        Daily calculation of Portfolio adviser fees and waivers

-        Daily calculation of distribution rates

-        Daily investable cash call

-        Monitor and research aged receivables

-        Collect aged income items and perform reclaims

-        Update NASDAQ reporting

- Daily maintenance of each Portfolio's general ledger including expense accruals

-        Daily NAV per share notification to other vendors as required

-        Calculation of 30-day SEC yields and total returns

-        Preparation of month-end reconciliation package

-        Monthly reconciliation of Portfolio expense records

-        Application of monthly pay down gain/loss

-        Preparation of all annual and semi-annual audit work papers

                             Exhibit 1 to Schedule B

                              Performance Standards


Investor Services Group's obligation to meet the following Performance Standards shall be measured in the aggregate with respect to all Portfolios of the Fund.

Investor Services Group will report to the Company on a monthly basis the percent of items completed within standard as well as a quality rating. A pass/fail determination for contractual penalties will however be based on the categories listed below. For example, the accuracy of NAVs will be reported to the Company on an individual basis and as a collective group. Investor Services Group will receive a "fail" for the month if the collective score for all categories falls below the contractual level.

Fund Accounting

A. NAVs calculated accurately, provided that all information received from external vendors or Fund managers is correct

B. Information to nasdaq is reported accurately and within appropriate time frames

C. Daily bulletin is released by 6:30 p.m. Eastern Time, provided that all information received from external vendors or Fund managers is received on a timely basis

D. Accurate Cash Availability will be provided by 9:30 a.m. Eastern Time assuming supersheets are received by 8:30 a.m. Eastern Time.

The above standards will be adhered to at least 98% of the time measured on an aggregate and monthly basis.

                                   SCHEDULE C

                                  FEE SCHEDULE



1.       Fund Accounting Fees:

                  $35,000 per Portfolio per annum plus $5,000 per class per annum for each\additional class above four (4) classes

2.       Other Fees and Expenses:

        - Microfiche/microfilm production, including imaging
        - Ad hoc reports, as agreed upon by the Company

3.       Programming Costs

         (a)      Dedicated Team:

                  Programmer                      $100,000 per annum
                  BSA                             $ 85,000 per annum
                  Tester                          $ 65,000 per annum

         (b) System Enhancements to be used for any customized programming requests (Non Dedicated Team):

                  Programmer                        $135.00 per hour


After the one year anniversary of the effective date of this Agreement, Investor Services Group may adjust the above fees once per calendar year, upon thirty
(30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date absent a prior such adjustment).

4.       Termination Fees:

         (a)      Merger/Termination Fee:  $100,000

                                   SCHEDULE D

                             OUT-OF-POCKET EXPENSES

         The Company shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

-        Magnetic media tapes and freight

- Printing costs, including certificates, envelopes, checks and stationery

- Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Company

-        Due diligence mailings

- Telephone and telecommunication costs, including all lease, maintenance and line costs

-        Proxy solicitations, mailings and tabulations

-        Daily & Distribution advice mailings

-        Shipping, Certified and Overnight mail and insurance

-        Year-end form production and mailings

- Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines

-        Duplicating services

-        Courier services

-        Incoming and outgoing wire charges

-        Federal Reserve charges for check clearance

-        Overtime, as approved by the Company

-        Temporary staff, as approved by the Company

-        Travel to and from Board meetings

-        Travel and entertainment, as approved by the Company

- Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

-        Third party audit reviews

-        Ad hoc SQL time

-        Insurance

-        Pricing services (or services used to determine Fund NAV)

- Forms and supplies for the preparation of Board meetings and other materials for the Company

-        Customized programming requests

-        SAS 70

-        Cold Storage

-        Document Retrieval

-        Vendor pricing comparison

-        Manual pricing

- Such other miscellaneous expenses reasonably incurred by Investor Services Group in performing its duties and responsibilities under this Agreement.

         The Company agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Company will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Company and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.

                                   SCHEDULE E

                                 FUND DOCUMENTS

-        Certified copy of the Articles of Incorporation of the Fund, as amended

-        Certified copy of the By-laws of the Fund, as amended

- Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

-        Copies of all agreements between the Fund and its service providers

- A listing of all jurisdictions in which each Portfolio is registered and lawfully available for sale as of the date of this Agreement and all information relative to the monitoring of sales and registrations of Fund shares in such jurisdictions

-        Each Fund's most recent post-effective amendment to its Registration
         Statement

- Each Fund's most recent prospectus and statement of additional information, if applicable, and all amendments and supplements thereto